                                         UNITED STATES                                   OMB APPROVAL
                               SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                                                                    OMB NUMBER: 3235-0101
                                                                                    EXPIRES:      MAY 31, 2000
                                                                                    ESTIMATED AVERAGE BURDEN
                                            FORM 144                                HOURS PER RESPONSE .......... 2.0
                              NOTICE OF PROPOSED SALE OF SECURITIES                       SEC USE ONLY
                      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
                                                                                    DOCUMENT SEQUENCE NO.

                                                                                    CUSIP NUMBER

                                                                                    WORK LOCATION

ATTENTION:   TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH
             EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR
             EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.


1 (a) NAME OF ISSUER (PLEASE TYPE OR PRINT)               (b) IRS IDENT. NO.   (c) S.E.C. FILE NO.
      ENGAGE TECHNOLOGIES INC.                                ###-##-####           0-26671


1 (d) ADDRESS OF ISSUER     STREET            CITY              STATE         ZIP CODE            (e) TELEPHONE NO.
      100 BRICKSTONE SQUARE                   ANDOVER           MA            01938
                                                                                                       AREA CODE         NUMBER
                                                                                                        978              684-3884
2 (a) NAME OF PERSON FOR WHOSE ACCOUNT THE    (b) IRS       (c) RELATIONSHIP   (d) ADDRESS STREET      CITY  STATE       ZIP CODE
   SECURITIES ARE TO BE SOLD                  IDENT. NO.        TO ISSUER         959 EIGHTH AVENUE    NEW YORK NY         10019
      THE HEARST CORPORATION                                    STOCKHOLDER
                                              13-0433120

INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO
             OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C. FILE NUMBER.


3 (a)          (b)                                   (c)           (d)            (e)           (f)               (g)

                NAME AND ADDRESS
                OF EACH BROKER
                THROUGH WHOM THE                     NUMBER OF                    NUMBER OF                        NAME OF
                SECURITIES ARE TO    SEC USE ONLY    SHARES OR                    SHARES OR     APPROXIMATE         EACH
TITLE OF THE    BE OFFERED OR                        OTHER UNITS    AGGREGATE      OTHER UNITS   DATE OF SALE      SECURITIES
  CLASS OF      EACH MARKET MAKER    BROKER-DEALER   TO BE SOLD    MARKET VALUE   OUTSTANDING   (SEE INSTR.        EXCHANGE
 SECURITIES     WHO IS ACQUIRING     FILE NUMBER     (SEE INSTR.   (SEE INSTR.    (SEE INSTR.       3(f))         (SEE INSTR.
 TO BE SOLD     THE SECURITIES                         3(c))         3(d)           3(e))      (MO. DAY YR.)       3(g))
 ----------     --------------                         -----         ----           -----      -------------       -----

COMMON STOCK    GOLDMAN, SACHS & CO.                   14,584      138,833.85     180,335,311      7/27/00          NASDAQ


INSTRUCTIONS:

1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer's S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB CONTROL NUMBER.                 SEC 1147 (7-97) NYA 275472.2

                         TABLE I - SECURITIES TO BE SOLD

         FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

                                                            NAME OF PERSON FROM WHOM ACQUIRED     AMOUNT OF
TITLE OF        DATE YOU        NATURE OF ACQUISITION         (IF GIFT, ALSO GIVE DATE DONOR     SECURITIES     DATE OF    NATURE OF
THE CLASS       ACQUIRED            TRANSACTION                        ACQUIRED)                 ACQUIRED      PAYMENT      PAYMENT
---------       --------            -----------                        ---------                 --------      -------      -------
                            EXCHANGE OF SHARES OF COMMON                                                                     STOCK
                            STOCK OF INTERNET PROFILES                                                                        FOR
COMMON STOCK    4/7/99      FOR SHARES OF COMMON STOCK OF   ENGAGE TECHNOLOGIES INC.               45,584        4/7/99      STOCK
                            ENGAGE TECHNOLOGIES INC.



INSTRUCTIONS: 1.  IF THE SECURITIES WERE PURCHASED AND FULL PAYMENT THEREFOR WAS
                  NOT MADE IN CASH AT THE TIME OF PURCHASE, EXPLAIN IN THE TABLE OR IN A NOTE THERETO THE NATURE OF THE CONSIDERATION GIVEN. IF THE CONSIDERATION CONSISTED OF ANY NOTE OR OTHER OBLIGATION, OR IF PAYMENT WAS MADE IN INSTALLMENTS DESCRIBE THE ARRANGEMENT AND STATE WHEN THE NOTE OR OTHER OBLIGATION WAS DISCHARGED IN FULL OR THE LAST INSTALLMENT PAID.




              2. IF WITHIN TWO YEARS AFTER THE ACQUISITION OF THE SECURITIES THE PERSON FOR WHOSE ACCOUNT THEY ARE TO BE SOLD HAD ANY SHORT POSITIONS, PUT OR OTHER OPTION TO DISPOSE OF SECURITIES REFERRED TO IN PARAGRAPH (d)(3) OF RULE 144, FURNISH FULL INFORMATION WITH RESPECT THERETO.


               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

     FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

                                                                                                 AMOUNT OF
                                                                                                SECURITIES
        NAME AND ADDRESS OF SELLER         TITLES OF SECURITIES SOLD         DATE OF SALE          SOLD         GROSS PROCEEDS
        --------------------------         -------------------------         ------------          ----         --------------

NONE

REMARKS:

INSTRUCTIONS:
SEE THE DEFINITION OF "PERSON" IN PARAGRAPH (a) OF RULE 144. INFORMATION IS TO BE GIVEN NOT ONLY AS TO THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD BUT ALSO AS TO ALL OTHER PERSONS INCLUDED IN THAT DEFINITION. IN ADDITION, INFORMATION SHALL BE GIVEN AS TO SALES BY ALL PERSONS WHOSE SALES ARE REQUIRED BY PARAGRAPH (e) OF RULE 144 TO BE AGGREGATED WITH SALES FOR THE ACCOUNT OF THE PERSON FILING THIS NOTICE.

ATTENTION:

THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.

    July 27, 2000                 /s/ Jon D. Smith, Jr.
-------------------------         ----------------------------------------
     DATE OF NOTICE                    (SIGNATURE)


THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED. ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                                                  SEC 1147(7-97)
                                                                    NYA 275472.2